EXHIBIT 2.2

                               ARTICLES OF MERGER
                                       OF
                             E-COM ACQUISITION CORP.
                                      INTO
                        E-COMMERCE SUPPORT CENTERS, INC.

Pursuant to Section 55-11-05 of the General Statutes of North Carolina, the undersigned corporation does hereby submit the following Articles of Merger as the surviving corporation in a merger between two domestic business corporations:

1. The name of the surviving corporation is e-commerce support centers, inc., a corporation organized under the laws of North Carolina; the name of the merged corporation is E-Com Acquisition Corp., a corporation organized under the laws of North Carolina.

2. Attached is a copy of the Agreement and Plan of Merger, as amended, that was duly approved in the manner prescribed by law by each of the corporations participating in the merger.

3. With respect to the surviving corporation, shareholder approval was required for the merger, and the Agreement and Plan of Merger, as amended, was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

4. With respect to the merged corporation, shareholder approval was required for the merger, and the Agreement and Plan of Merger, as amended, was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

5.   These Articles will be effective as of February 1, 2001.

This the 31st day of January, 2001.

                                        E-COMMERCE SUPPORT CENTERS, INC.


                                        By: /s/ Terrence J. Leifheit
                                           ------------------------------------
                                           Terrence J. Leifheit, President